EXHIBIT 99.1

Conatus Pharmaceuticals Reports First Quarter 2016 Financial Results and Program Updates

Conference Call and Webcast Presentation at 8:00 a.m. ET Today

SAN DIEGO, May 05, 2016 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the first quarter ended March 31, 2016, and provided updates on its development programs. After the market close yesterday, the company announced top-line results from the second stage of its Phase 2 Liver Cirrhosis trial. A conference call and webcast are scheduled for 8:00 a.m. ET today, as detailed below, to discuss both the trial results and financial results.

Financial Results
The net loss was $7.3 million for the first quarter of 2016 compared with $6.0 million for the first quarter of 2015.

Research and development expenses increased to $4.7 million for the first quarter of 2016 from $3.9 million for the first quarter of 2015, primarily due to higher external clinical trial and manufacturing costs. General and administrative expenses increased to $2.6 million for the first quarter of 2016 from $2.1 million for the first quarter of 2015, primarily due to higher legal, consulting and accounting fees.

Cash, cash equivalents and marketable securities were $32.6 million at March 31, 2016, compared with $36.5 million at December 31, 2015. The company believes current financial resources are sufficient to maintain operations and ongoing clinical development activities for at least the next 12 months.

Program Updates
Conatus is developing emricasan, a first-in-class, orally active pan-caspase inhibitor, for the treatment of patients with chronic liver disease. To date in 2016, the company announced:

  in January, positive top-line results from the three-month, double-blind, placebo-controlled first stage of the company’s Phase 2 Liver Cirrhosis clinical trial, evaluating potential improvements in Model for End-stage Liver Disease (MELD) score and Child-Pugh-Turcotte status in patients with liver cirrhosis and baseline MELD scores of 11 to 18, and in May, positive top-line results from the three-month, open-label second stage of the Liver Cirrhosis clinical trial;

  in January, the initiation of active recruitment in its double-blind, placebo-controlled Phase 2b ENCORE-NF (EmricasaN, a Caspase inhibitOR, for Evaluation in patients with nonalcoholic steatohepatitis (NASH), and confirmed resultant Fibrosis) clinical trial;

  in February, U.S. Food and Drug Administration (FDA) Fast Track designation for the development of emricasan in patients with liver cirrhosis caused by NASH;

  an oral late-breaker presentation (#LBO5) entitled, “Emricasan (IDN-6556) orally for three months in patients with cirrhosis and MELD scores 11-18 improves clinical parameters of cirrhosis in patients with baseline MELD score ≥15,” delivered at The International Liver Congress™ 2016, the Annual Meeting of the European Association for the Study of the Liver (EASL) in Barcelona, Spain, by Catherine Frenette, M.D., Medical Director of Liver Transplantation at Scripps Clinic, La Jolla, CA, and a principal investigator in the company’s multicenter Phase 2 Liver Cirrhosis clinical trial of emricasan; and

  a poster (#FRI-078) entitled, “The potent pan-caspase inhibitor IDN-7314 does not affect tumor growth rate nor does it antagonize the efficacy of sorafenib in models of hepatocellular carcinoma,” presented at The International Liver Congress™ 2016, the Annual Meeting of the European Association for the Study of the Liver (EASL) in Barcelona, Spain, by Patricia C. Contreras, Ph.D., Vice President, Preclinical Development at Conatus and lead author on the poster.

Conatus has two ongoing emricasan Phase 2 clinical trials:

  POLT-HCV-SVR:  A randomized, double blind, placebo-controlled Phase 2b clinical trial initiated in May 2014 evaluating potential improvements in Ishak Fibrosis Score in post-orthotopic liver transplant (POLT) recipients with liver fibrosis or cirrhosis post-transplant as a result of recurrent HCV infection who have successfully achieved a sustained viral response (SVR) following HCV antiviral therapy. Results after two years of twice-daily treatment or placebo are expected in the first half of 2018.

  ENCORE-NF:  A randomized, double blind, placebo-controlled Phase 2b clinical trial initiated in January 2016 evaluating potential improvements in fibrosis and steatohepatitis in patients with NASH fibrosis. Results after 18 months of twice-daily treatment or placebo are expected in 2018.

The company plans to initiate the following additional emricasan clinical trials on a staggered basis through early 2017 as resources permit and expects top-line results to be available periodically beginning in 2018, which the company believes could position it to advance directly to filing for accelerated approval in NASH cirrhosis:

  ENCORE-PH:  A planned randomized, double-blind, placebo-controlled clinical trial to evaluate the effect of emricasan in reducing hepatic venous pressure gradient (HVPG) in patients with clinically significant Portal Hypertension and impaired hepatic function in patients with NASH cirrhosis.

  ENCORE-LF:  A planned randomized, double-blind, placebo-controlled clinical trial to assess long-term Liver Function endpoints of MELD score and Child-Pugh-Turcotte status, related serum biomarkers and laboratory parameters associated with liver function, and will collect chronic administration safety information in patients with NASH cirrhosis. With the continued engagement of the regulatory authorities, the six-month data from the Liver Cirrhosis trial may allow redesign of the ENCORE-LF clinical trial, originally planned as a Phase 2 trial, to qualify as a Phase 3 clinical trial.

  ENCORE-XT:  A planned eXTension clinical trial to continue treatment for at least an additional 18 months, for a total of at least two years, in patients who complete the ENCORE-PH or ENCORE-LF trials, with continued monitoring for efficacy, safety, clinical outcomes and health-related quality of life.

Conference Call and Audio Webcast
Conatus will host a conference call and webcast at 8:00 a.m. Eastern Time today, May 5, to discuss the Liver Cirrhosis trial and quarterly financial results. To access the conference call, please dial 877-312-5857 (domestic) or 970-315-0455 (international) at least five minutes prior to the start time and refer to conference ID 1360910. An associated presentation and live and archived webcast of the call will be available in the Investors section of the company’s website at http://ir.conatuspharma.com/events.cfm.

About Conatus Pharmaceuticals
Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing emricasan, a first-in-class, orally active pan-caspase protease inhibitor, for the treatment of patients with chronic liver disease. To date, emricasan has been studied in over 650 subjects in 16 clinical trials across a broad range of liver disease etiologies and stages of progression. In multiple clinical trials, emricasan has demonstrated statistically significant, rapid and sustained reductions in elevated levels of key biomarkers of apoptosis and inflammation that are implicated in the severity and progression of liver disease. Recent emricasan clinical trial results have demonstrated emricasan’s ability to provide significant improvements in clinically important validated surrogate endpoints of portal hypertension and liver function across multiple etiologies in the subgroups of liver cirrhosis patients with highest medical need. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward looking statements, including statements regarding:  the sufficiency of current financial resources; the timelines to announce results from the POLT-HCV-SVR trial and results from the ENCORE-NF trial; the trial details and timelines to initiate and announce results from the ENCORE-PH, ENCORE-LF and ENCORE-XT trials; the potential to file for accelerated approval of emricasan in NASH cirrhosis; and the potential redesign of the ENCORE-LF trial as a Phase 3 clinical trial. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including:  Conatus’ ability to initiate and successfully complete current and future clinical trials; Conatus’ dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus’ only drug candidate; Conatus’ reliance on third parties to conduct its clinical trials, enroll subjects, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus’ ability to use accelerated approval pathways and/or obtain orphan drug exclusivity for emricasan for any indication; results of current and future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the FDA’s and other regulatory agencies’ approval processes and other regulatory requirements; Conatus’ ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus’ ability to obtain additional financing in order to complete the development and commercialization of emricasan; Conatus may use its financial resources faster than it anticipates; and those risks described in Conatus’ prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus’ forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
Selected Condensed Financial Information
(Unaudited)

	Three Months Ended
Statements of Operations	March 31,
	2016	2015

Operating expenses:
Research and development	$4,698,462	$3,883,613
General and administrative	2,576,127	2,081,309
Total operating expenses	7,274,589	5,964,922
Other income (expense):
Interest income	26,978	11,419
Interest expense	(17,500)	(17,500)
Other expense	(6,773)	(8,661)
Total other income (expense)	2,705	(14,742)
Net loss	$(7,271,884)	$(5,979,664)

Net loss per share, basic and diluted	$(0.35)	$(0.38)

Weighted average shares outstanding used in computing
net loss per share, basic and diluted	20,626,044	15,581,886

	March 31,	December 31,
Balance Sheets	2016	2015

Assets
Current assets:
Cash, cash equivalents and marketable securities	$32,570,717	$36,508,109
Prepaid and other current assets	1,849,782	1,982,031
Total current assets	34,420,499	38,490,140
Property and equipment, net	336,124	344,734
Other assets	876,129	892,394
Total assets	$35,632,752	$39,727,268

Liabilities and stockholders' equity
Current liabilities	$3,084,277	$3,982,698
Note payable	1,000,000	1,000,000
Deferred rent	197,300	204,224
Stockholders' equity	31,351,175	34,540,346
Total liabilities and stockholders' equity	$35,632,752	$39,727,268

MEDIA:  David Schull
Russo Partners, LLC
(858) 717-2310
David.Schull@RussoPartnersLLC.com

INVESTORS:  Alan Engbring
Conatus Pharmaceuticals Inc.
(858) 376-2637
aengbring@conatuspharma.com